Exhibit 10.13

SHARE PURCHASE AGREEMENT

BY AND AMONG

THE9 LIMITED

AND

_________ (the “Purchaser”)

________, 2021

TABLE OF CONTENTS

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of _________, 2021, is entered into by and among:

a)	The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Seller” or “The9”);

b)	_____________ (the “Purchaser”).

The Seller and Purchaser are together referred to herein as the “Parties”, and each of them, a “Party”.

RECITALS

WHEREAS, The9 has American depositary shares (“ADSs”) listed on the Nasdaq Capital Market (“NASDAQ”) under trading symbol “NCTY,” each ADS representing thirty Class A Shares (as defined below);

WHEREAS, as of the date hereof, The9 directly owns 100% of the share capital of The9 Sub;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell, and the Purchaser desires to purchase, the Subject Shares (as defined below) for a consideration of the Purchaser In-Kind Contribution (as defined below), subject to the indemnification obligations described herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01       Definitions.

(a)       As used in this Agreement, the following terms have the following meanings:

“6-K Filing” has the meaning set forth in Section 5.07.

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any arbitrator or Governmental Authority.

CONFIDENTIAL

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Arbitration Board” has the meaning set forth in Section 9.08(a).

“Bitcoin Mining Equipment” means equipment which is listed in the Exhibit A to this Agreement.

“Board” means the board of directors of the Seller or Purchaser, as the case may be.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, the Cayman Islands, New York or Hong Kong.

“Class A Shares” means Class A ordinary shares of The9, par value US$0.01 each.

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(c).

“Code” means the United States Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral, including any and all amendments, modifications and supplements thereto.

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature actually suffered or incurred by the claiming Person(s).

CONFIDENTIAL

“Depositary” means The Bank of New York Mellon, the ADS depositary of The9.

“Dispute” has the meaning set forth in Section 9.07.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, and (v) all indebtedness referred to in clauses (i) through (iv) above of any other Person secured by any Encumbrance upon or in any property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.06.

CONFIDENTIAL

“Independent Third Party” means, with respect to Seller, any Person who is not an Affiliate of Seller.

“Information” has the meaning set forth in Section 5.08.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Lock-up Period” has the meaning set forth in Section 5.09.

“Loss” has the meaning set forth in Section 7.02.

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” or “China” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, Macau and Taiwan.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser In-Kind Contribution” has the meaning set forth in Section 2.01.

“Purchaser Fundamental Reps” means the representations and warranties of Purchaser contained in Section 4.01 and Section 4.02.

“Purchaser Group Company” means, Purchaser or any of its Subsidiaries.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.04.

“Purchaser Material Adverse Effect” means any change or development that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of Purchaser Group Companies, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Purchaser Group Company relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Purchaser Material Adverse Effect.

CONFIDENTIAL

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Rules” has the meaning set forth in Section 9.08(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Reps” means the representations and warranties of Seller contained in Section 3.01 and Section 3.02.

“Seller Indemnified Party” has the meaning set forth in Section 7.02.

“Seller Material Adverse Effect” means any change or development that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of Seller, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Seller relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Seller Material Adverse Effect.

“Subject Share” or “Subject Shares” has the meaning set forth in Section 2.01(a).

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

CONFIDENTIAL

“The9 Sub” means NBTC Limited, a wholly-owned subsidiary of The9.

“Third-Party Claim” has the meaning set forth in Section 7.06.

“US$” or “USD” shall mean U.S. dollars, the lawful currency of the United States of America.

Section 1.02      Definitional and Interpretative Provisions.

(a)       When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise specified.

(b)       The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)       The headings and sub-headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)       Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)       Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(f)       The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(g)       References to a Person are also to its permitted successors and assigns.

(h)       A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i)       The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

CONFIDENTIAL

ARTICLE II

DESCRIPTION OF THE TRANSACTION

Section 2.01      Pre-Closing and Closing; Purchase and Sale of Subject Shares.

(a)       Upon the terms and subject to the conditions of this Agreement, The9 agrees to sell to the Purchaser ________ Class A Shares (the “Subject Shares” and each, a “Subject Share”), and in exchange therefor, the Purchaser agrees to transfer and assign to the Seller all of the Purchaser’s right, title and interest in, to and under (i) the Bitcoin Mining Equipment and (ii) all manufacturer warranties, insurance policies, if any, in effect for the Bitcoin Mining Equipment, in favor of Seller, free and clear of all Encumbrances and suitable for intended use (the “Purchaser In-Kind Contribution”). The9 shall cause The9 Sub or its subsidiaries, including but not limited to, Niulian Technology (Shaoxing) Co., Ltd., as the designated entity of The9, to receive the Purchaser In-Kind Contribution at Closing.

(b)       Upon closing (the “Closing”), subject to satisfaction or waiver of each of the conditions set forth in Article VI required by this Agreement to be satisfied at Closing, Purchaser shall deliver the Purchaser In-Kind Contribution to the Seller, and the Seller shall deliver the Subject Shares to the Purchaser.

(c)       The consummation of the transactions contemplated by this Agreement at Closing shall take place electronically. The Closing shall take place at a time and on a date to be specified by the Parties, which shall be no later than the third Business Day after the date on which each of the conditions set forth in Article VI required by this Agreement to be satisfied at Closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time, date and location as the Parties agree in writing. The date on which Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 2.02     Closing Deliveries and Conditions.

(a)       Seller Closing Deliveries. The Seller shall deliver, or cause to be delivered, the items set forth below under this Section 2.02(a) to Purchaser at the Closing:

(i)       a draft of the register of members of The9 evidencing, and a draft of share certificate representing, all of the Subject Shares registered in the name of Purchaser (with a copy of the updated register of members of The9 and original share certificate delivered to the Purchaser within 14 Business Days after the Closing); and

(ii)       a certificate, executed by the secretary or a duly authorized director or officer of the Seller, dated as of the Closing Date, certifying (A) a copy of the resolutions of the Seller’s Board authorizing the execution, delivery and performance of this Agreement; (B) the incumbency and signatures of the Seller’s directors or officers executing this Agreement; and (C) that the conditions set forth in Section 6.01 (with respect to itself) and Section 6.02 have been duly satisfied, which shall be in full force and effect.

CONFIDENTIAL

(b)       Purchaser Closing Deliveries. Purchaser shall deliver, or cause to be delivered, the items set forth below under this Section 2.02(b) to Seller at the Closing

(i)       to the extent that the Purchaser is a corporation, a certificate of the secretary or a duly authorized director or officer of Purchaser, dated as of the Closing Date, certifying (A) a copy of the resolutions of Purchaser’s Board authorizing the execution, delivery and performance of this Agreement, including the sale and delivery of the Purchaser In-Kind Contribution in accordance with this Agreement; and (B) that the conditions set forth in Section 6.01 (with respect to itself) and Section 6.03 have been duly satisfied;

(ii)       a bill of transfer substantially in the form attached hereto as Exhibit B (the “Bill of Transfer”) to transfer and vest in the entity designated by The9 good and marketable title to the Bitcoin Mining Equipment, free and clear of all liens and encumbrances; and

(iii)       at the discretion of Seller, either deliver physical Bitcoin Mining Equipment to the warehouse designated by Seller, or make it available for immediate pick-up by Seller at Purchaser’s location, which location shall be notified in writing to Seller in advance;

(c)       Seller Post-Closing Deliveries. The Seller shall deliver a copy of the updated register of members of The9 and original share certificate delivered, of which the drafts have been confirmed by the Purchaser in accordance Section 2.02(a)(i), to the Purchaser as soon as practicable and no later than 14 Business Days after the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 9.05, except as otherwise disclosed in any SEC Filings, the Seller represents and warrants to the Purchaser that each of the representations and warranties contained in this Article III is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date, as applicable (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 3.01      Organization and Good Standing of Seller. The Seller is a company duly incorporated and organized (as applicable) and validly existing in good standing (as applicable) under its jurisdiction and in accordance with its Constitutional Documents, each as amended (as the case may be), and is in material compliance with all registrations and approval requirements of its place of incorporation.

Section 3.02      Authorization; Enforceable Agreement. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Seller of this Agreement, and the offer, sale and delivery of the Subject Shares by the Seller as contemplated under this Agreement have been duly authorized by all necessary action on the part of the Seller and its Board. This Agreement, when executed and delivered, assuming due authorization, execution and delivery by Purchaser, constitutes and will constitute valid and legally binding obligations of the Seller, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

CONFIDENTIAL

Section 3.03      Non-contravention. The execution, delivery and performance by Seller of this Agreement, the consummation of the transactions contemplated hereby, the issuance and delivery of the Subject Shares hereunder will not (i) conflict with or violate any provision of any Seller’s Constitutional Documents, each as amended, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Seller is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Seller is a party or by which it is bound or to which any of its assets or properties are subject.

Section 3.04      Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of any Seller is required in connection with the issuance and delivery of the Subject Shares and the consummation by Seller of the transactions contemplated hereunder, other than: (i) the filing of any required notifications under applicable securities Laws, which filings will have occurred within the appropriate time periods; (ii) any application or notification to NASDAQ that is required in connection with the issuance and sale of the Subject Shares; (iii) any filings required by the Financial Industry Regulatory Authority; and (iv) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.05       Valid Issuances. The Subject Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free and clear of any Encumbrances and restrictions on transfer other than any restrictions or conditions on transfer under this Agreement, Seller’s Constitutional Documents, each as amended, and under applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller that each of the representations and warranties contained in this Article IV is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the Closing Date, with the same effect as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

CONFIDENTIAL

Section 4.01      Organization, Good Standing and Qualification. The Purchaser is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation.

Section 4.02      Authorization; Enforceable Agreement. The Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Purchaser of this Agreement, and the authorization, issuance (or reservation for issuance) and delivery of the Purchaser In-Kind Contribution have been duly authorized by all necessary action on the part of Purchaser and its Board. This Agreement, when executed and delivered, assuming due authorization, execution and delivery by Seller, constitutes and will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03      Non-contravention. The execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, the sale and delivery of the Bitcoin Mining Equipment hereunder will not (i) conflict with or violate any provision of any Purchaser Group Company’s Constitutional Documents, each as amended, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Purchaser Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Purchaser Group Company is a party or by which it is bound or to which any of its assets or properties are subject.

Section 4.04     Free Title. Immediately prior to the transfer of the Bitcoin Mining Equipment by Purchaser to Seller hereunder, the Purchaser has good and marketable title to the Bitcoin Mining Equipment, free and clear of all liens, security interests or other encumbrances created by Purchaser or any third-party.

Section 4.05     Quality. Each of the Bitcoin Mining Equipment is safe to use. The Bitcoin Mining Equipment shall have a computing power and other technical specifications not less than represented by the Purchaser in the Exhibit A to this Agreement based on the determination methodology approved by the Seller.

Section 4.06      Intellectual Property. The Bitcoin Mining Equipment to be delivered by the Purchaser under this Agreement, and Seller’s intended use of such Bitcoin Mining Equipment do not and will not violate or infringe any intellectual property rights or other rights of third parties.

CONFIDENTIAL

Section 4.07      Status of the Purchaser.

(a)       The Purchaser is (i) not a “U.S. person” and is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act; (ii) aware that the issuance and sale of the Subject Shares is being made in reliance on Rule 903 promulgated under the Securities Act, and (iii) acquiring the Subject Shares for its own account and not with a view to, or the intention of, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

(b)       The Purchaser understands and agrees that the Subject Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subject Shares will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to Seller, in each of cases (i) through (v) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c)       In addition to any other legend that may be required, each certificate for the Subject Shares to be issued to Purchaser pursuant to and subject to the terms and conditions of this Agreement shall bear a legend in substantially the following form (it being agreed that if the Subject Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED _________, 2021, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.”

CONFIDENTIAL

(d)       The Purchaser understands that Seller will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

ARTICLE V

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.01     Conduct of Purchaser. From the date of this Agreement until the Closing, the Purchaser shall, and shall cause each Purchaser Group Company, if applicable, to grant Seller free access to the Bitcoin Mining Equipment for examination and evaluation. Seller, at its own discretion, may appoint a third-party valuation company to conduct examination and assessment of a fair market price of the Bitcoin Mining Equipment. The Purchaser shall not withhold its cooperation and shall grant access and render assistance to such third party to conduct examination and valuation. If valuation report results submitted by third-party valuation company(i) shows that the fair market price is lower than the agreed value consideration under this Agreement or (ii) determines any defects in the Bitcoin Mining Equipment, the Seller shall have a right, at its own discretion, to do either or all of the following: (a) reject defected portion of the Bitcoin Mining Equipment, (b) reduce amount of the Subject Shares proportionally, or (c) adjust total amount of the Subject Shares to the fair market price of the Bitcoin Mining Equipment.

Upon the execution of this Agreement and before the Closing (the “Retention Period”), the Purchaser shall maintain the Bitcoin Mining Equipment at his own expense and shall take all measures, in order that the Seller’s claim of ownership contemplated in this Agreement is neither compromised nor nullified. For the avoidance of doubt, any income generated from the use of the Bitcoin Mining Equipment during the Retention Period shall belong to the Seller as a beneficial owner of such Bitcoin Mining Equipment.

Section 5.02       In case the Seller decides to store Bitcoin Mining Equipment in the same storage facility as the Purchaser, the Purchaser shall transfer, assign or novate, or cause a third-party provider of storage facility to enter into, the same storage service contracts in respect to the Bitcoin Mining Equipment with the Seller instead of the Purchaser.

Section 5.03      Defected Bitcoin Mining Equipment.

In the event that the Bitcoin Mining Equipment, after the Closing, turns out to be not suitable for the intended use and/or has any functional defects, which were not discovered before the Closing for the reasons whatsoever, then the Seller has an absolute right, at its own discretion, to return such defected portion of the Bitcoin Mining Equipment to the Purchaser and the Purchaser shall surrender certain number of Subject Shares with nil consideration in proportionate to the defected portion of the Bitcoin Mining Equipment as to the Bitcoin Mining Equipment as a whole. The Purchaser shall act according to the instructions of the Seller and shall not withhold its consent and cooperation to effect the share surrender.

CONFIDENTIAL

Section 5.04      Notice of Certain Events.

The Purchaser shall promptly notify the Seller of the occurrence of any transaction or event or series of transactions or events if prior to the Closing, as applicable, as a consequence to which (A) any representation or warranty made by the Purchaser in this Agreement was, when made, or has subsequently become, untrue or inaccurate in any material respect, or (B) the Purchaser shall fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Purchaser pursuant to this Agreement or (C) the consummation of the transactions contemplated by this Agreement will be, or would reasonably be expected to be, prevented or materially delayed.

Section 5.05      Commercially Reasonable Efforts.

(a)       For the purposes of Closing, (i) the Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.02 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied as soon as possible after the date hereof; and (ii) the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 and Section 6.03 to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied as soon as possible after the date hereof.

(b)       As promptly as practicable after the execution of this Agreement, each Party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the transactions contemplated by this Agreement and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c)       The Parties understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Seller shall not be required to contest or defend any objections or oppositions raised by any Governmental Authority relating to the matters contemplated by this Section 5.05, although it may, at its sole discretion, elect to do so.

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Section 5.06      Compliance with Laws. The Seller shall comply in all material respects with all applicable Laws, ordinances, rules, regulations and requirements of any Governmental Authorities.

Section 5.07     Public Disclosure. On the first Business Day following the date of this Agreement, the Seller shall issue a press release and file a Current Report on Form 6-K describing the terms of the transactions contemplated hereunder in the form required by the Exchange Act (the “6-K Filing”).

Section 5.08     Confidentiality. Each Party shall hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other Party furnished to it by such other Party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such Party on a non-confidential basis, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources on a non-confidential basis by the Party to which it was furnished), and no Party shall release or disclose such Information to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, and other consultants and advisors. Without limiting the generality of the foregoing, the following shall not constitute a breach of the confidentiality obligation under this Section 5.08 by the Purchaser: (i) the issue of the 6-K Filing pursuant to Section 5.07 and (ii) the filing of, and the disclosure of the material terms of, this Agreement in the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act, provided that the Seller shall be consulted by the Purchaser in connection with any such public disclosure prior to its release.

Section 5.09      Lock-up. The Purchaser hereby agrees that, notwithstanding any other provisions to the contrary herein, without the prior written consent of the Seller, it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Subject Shares or any other securities so owned convertible into or exercisable or exchangeable for any of the Subject Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares during the period commencing on the Closing Date and expiring after six calendar months have passed from the date written on the share certificate representing all of the Subject Shares registered in the name of Purchaser under Section 2.02(a)(i) herein (the “Lock-up Period”). After the Lock-up Period and upon the request of the Purchaser, the Seller shall use its best efforts to facilitate the conversion of the Subject Shares into ADSs in accordance with applicable securities laws and the ADS conversion procedures of the Depositary.

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ARTICLE VI

CONDITIONS TO PRE-CLOSING AND CLOSING

Section 6.01     Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of this Section 6.01:

(a)       Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained and be in full force and effect.

(b)       No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)       No Litigation. There shall not be pending or overtly threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Purchaser or Seller taken as a whole) payable by, or any other remedy against, the Purchaser if the transactions contemplated by this Agreement are consummated.

Section 6.02     Conditions to the Obligations of Seller. The obligations of the Seller to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of the following further conditions:

(a)       Representations and Warranties. Each of the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Closing, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)       Performance. The Purchaser shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c)       Corporate Approvals. The Purchaser shall (i) have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) have provided a copy of all resolutions and documentation evidencing authorization by the Purchaser’s respective Board of this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement (where applicable), certified by a duly authorized director of Purchaser’s respective Board or secretary to be true, complete and correct copies thereof;

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(d)       Consents. All Consents required to be obtained by the Purchaser (including, but not limited to, any Consent required to be obtained from any Governmental Authority) in connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to the Seller and shall be in full force and effect, except in the case where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate;

(e)       Orders. There shall be no Governmental Authority that has

(i)       instituted or to the Knowledge of the Purchaser, threatened any action or investigation to restrain, prohibit or otherwise challenge any transaction contemplated under this Agreement;

(ii)       to the Knowledge of the Purchaser, threatened to take any action as a result of or in anticipation of transactions contemplated under this Agreement; or

(iii)       proposed, enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which would prohibit, restrict or delay the (A) the transactions contemplated by this Agreement, (B) the operation of the Purchaser after the date hereof, including to compel Purchaser to dispose of all or a material portion of its Bitcoin Mining Equipment assets as a result of the consummation of such transactions.

(f)       Closing Deliverables. The Seller shall have received each of the agreements and documents required by this Agreement to be delivered by the Purchaser at Closing, as applicable, as specified in Section 2.02(b), each of which shall be in full force and effect.

Section 6.03       Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction of all the following further conditions.

(a)       Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Closing, as applicable, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b)       Performance. The Seller shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to Closing, as applicable.

(c)       Corporate Authority. The Seller shall have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement to which it is as a party, and the transactions contemplated hereby.

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(d)       Consents. All Consents required to be obtained by the Seller (including, but not limited to, any Consent required to be obtained from any Governmental Authority) in connection with the transactions contemplated by this Agreement, including, but not limited to, the approval of the issuance of the Subject Shares, shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect, except where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(e)       No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect.

(f)       Qualification under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable securities Laws shall have been obtained for the lawful execution, delivery and performance of this Agreement including, without limitation, the offer and sale of the Subject Shares;

(g)       Closing Deliverables. The Purchaser shall have received each of the agreements and documents required by this Agreement to be delivered by the Seller at Closing, as applicable, as specified in Section 2.02(a), each of which shall be in full force and effect.

ARTICLE VII

INDEMNIFICATION

Section 7.01      Survival of Representations and Warranties.

(a)       The representations and warranties of the Parties contained in this Agreement shall survive the Closing until twelve (12) months after the Closing. The covenants and agreements of each Party set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms. Neither the period of survival nor the liability of the any Party with respect to such Party’s representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of the other Party. If written notice of a claim setting forth reasonable details as to the basis of the claim has been given prior to the expiration of the applicable representations and warranties or prior to the discharge of the applicable covenants or agreement by the Party to the other Party, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)       Notwithstanding the expiration dates set forth in Sections 7.01(a), all representations and warranties made by each Party in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by such Party.

Section 7.02      Indemnification by Seller.

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Following the Closing, the Seller hereof undertakes to fully indemnify and hold harmless each of the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) for and against any and all Liabilities, losses, Damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)       the failure of any representation or warranty made by the Seller under this Agreement to be true and accurate when made; or

(b)       the breach or violation of, or failure to perform or fulfill, any covenant or agreement by the Seller contained in this Agreement.

Section 7.03      Limits on Indemnification by Seller. Notwithstanding anything to the contrary contained in this Agreement:

(a)       the maximum amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties from the Seller arising out of or resulting from the causes set forth in Section 7.02(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Seller Fundamental Reps, shall be an amount equal to US$100,000.

Section 7.04      Indemnification by Purchaser.

Following the Closing, the Purchaser shall indemnify and hold harmless Seller and its Affiliates and its officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”), for and against any and all Liabilities, losses, Damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) (each, a “Loss”) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), arising out of or resulting from:

(a)       the failure of any representation or warranty made by the Purchaser under this Agreement to be true and accurate when made; or

(b)       the breach or violation of, or failure to perform or fulfill, any covenant or agreement by Purchaser contained in this Agreement.

Section 7.05      Limits on Indemnification by Purchaser. Notwithstanding anything to the contrary contained in this Agreement:

(a)       the maximum amount of indemnifiable Losses which may be recovered by Purchaser Indemnified Parties from the Purchaser arising out of or resulting from the causes set forth in Section 7.04(a), other than any claim arising from fraud, willful misconduct or intentional misrepresentation or arising out of the breach of any Purchaser Fundamental Reps, shall be an amount equal to US$100,000.

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Section 7.06       Third-Party Claims. If a Purchaser Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) receives notice of any Action, audit, demand or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VII, within thirty (30) calendar days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party or Indemnifying Parties, as the case may be, notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party or Indemnified Parties hereunder against any Losses that may result from such Third-Party Claim, then such Indemnifying Party or Indemnifying Parties, as the case may be, shall be entitled to assume and control the defense of such Third-Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of such intention to do so to the Indemnified Party or Indemnified Parties, as the case may be, within fourteen (14) calendar days of the receipt of notice from any Indemnified Party of such Third-Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party or Indemnified Parties in its or their sole and absolute discretion for the same counsel to represent both the Indemnified Party or Indemnified Parties and the Indemnifying Party or Indemnifying Parties, then the Indemnified Party or Indemnified Parties shall be entitled to retain its or their own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party or Indemnifying Parties. In the event that the Indemnifying Party or Indemnifying Parties exercise the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party or Indemnified Parties shall cooperate with the Indemnifying Party or Indemnifying Parties in such defense and make available to any Indemnifying Party, at such Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by such Indemnifying Party. Similarly, in the event any Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, such Indemnifying Party shall cooperate with the Indemnified Party or Indemnified Parties in such defense and make available to any Indemnified Party, at such Indemnifying Party’s or Indemnifying Parties’ expense, all such witnesses, records, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as is reasonably required by any Indemnified Party. No Third-Party Claim may be settled (i) by any Indemnified Party without the prior written consent of the Indemnifying Party or Indemnifying Parties (which shall not be unreasonably withheld or delayed) if the Indemnifying Party or Indemnifying Parties acknowledge in writing its or their obligation to indemnify such Indemnified Party hereunder against any Losses that may result from such Third-Party Claim or (ii) by any Indemnifying Party without the prior written consent of the Indemnified Party or Indemnified Parties, except, in the case of (ii) only, where settlement of such Third-Party Claim (A) includes an unconditional release of the Indemnified Party or Indemnified Parties from all liability arising out of such Action, audit, demand or assessment and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

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Section 7.07      Exclusive Remedy. Following the Closing, indemnification as set forth in this Article VII shall be the exclusive remedy available to the Purchaser with respect to any breaches of any representations and warranties, covenants or agreement by the other Party in this Agreement, except in each case pursuant to Section 9.02 or in the case of fraud or willful or intentional misconduct by the other Parties (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article VII).

ARTICLE VIII

TERMINATION

Section 8.01      Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)       by written agreement of the Parties;

(b)       by Seller or Purchaser if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to reasons other than a fault of such Party;

(c)       by the Purchaser (i) if the Seller shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, (ii) if there shall have occurred a Seller Material Adverse Effect;

(d)       by the Seller (i) if the Purchaser shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the breaching Party, (ii) if there shall have occurred a Purchaser Material Adverse Effect.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 8.02      Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any Party (or any Representative of such Party) to the other party hereto; provided that: (a) no Party shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article VII, this Section 8.02, Section 9.02, Section 9.06 and Section 9.08, which shall survive any termination of this Agreement.

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ARTICLE IX

MISCELLANEOUS

Section 9.01      Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to The9, to:

The9 Limited
17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 200080

People’s Republic of China
Attention: George Lai
Facsimile No.: +86-21-6108-6080

if to Purchaser, to:

[ ]

or to such other address or facsimile number as such Party may hereafter specify for the purpose by five-day prior notice to the other Parties.

Section 9.02     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 9.03      Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.04      Fees and Expenses. Except as otherwise provided herein, each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Seller, on the one hand, and the Purchaser, on the other hand, shall each pay one-half of any reasonable out-of-pocket expenses payable in connection with the sales, use, transfer, stamp duty or similar taxes payable in connection with the conveyance, transfer and assignment of the Subject Shares and the Purchaser In-Kind Contribution.

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Section 9.05      Binding Effect; Benefit; Assignment.

(a)       The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Article VII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b)       No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any assignment in violation of this Section 9.05(b) shall be null and void.

Section 9.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong. Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

Section 9.07     Consultation. Any dispute, controversy or claim (each, a “Dispute”) arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of the arbitration provision set forth in Section 9.08) shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered notice to the other party to the Dispute requesting such consultation.

Section 9.08      Arbitration.

(a)       If the Dispute is not resolved within 30 days following the date on which a notice for consultation is given or upon the notice of any party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules (the “Rules”) as are in force at the time of any such arbitration and as may be amended by the rest of this Section 9.08. For the purpose of such arbitration, there shall be three arbitrators to form an arbitration board (“Arbitration Board”). One arbitrator shall be appointed by Purchaser and one shall be appointed by Seller. All selections shall be made within 30 days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Hong Kong International Arbitration Centre shall select the third arbitrator. If any arbitrator to be appointed by a party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Hong Kong International Arbitration Centre.

(b)       The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre. All arbitration proceedings shall be conducted in English. The arbitrators shall decide any such Dispute or claim strictly in accordance with the governing law specified in Section 9.06. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

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(c)       The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their control or under the control of a Person controlling or controlled by such Party if determined by the Arbitration Board to be relevant to the Dispute, (iii) conducting arbitration hearings to the greatest extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the Rules or by the Arbitration Board for the submission of evidence and briefs.

(d)       The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the Arbitration Board, shall be borne by the losing party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each Party as the Arbitration Board deems equitable.

(e)       Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the Dispute. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of Law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

Section 9.09      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.10      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.11      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed or have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Seller:
The9 Limited

By:
Name:George Lai
Title:Director

Purchaser:
[ ]

By:
Name:
Title:

Exhibit A: List of Bitcoin Mining Equipment and its specifications

Exhibit B:

Bill of Transfer

WHEREAS, The9 Limited (the “Seller”), and _____ (“Purchaser”), have entered into a Share Purchase Agreement, dated as of ________, 2021 (the “Agreement”), providing for the transfer and assignment by Purchaser to ________ of all of Purchaser’s right, title and interest in, to and under (i) the Bitcoin Mining Equipment (as such term is defined in the Agreement) and (ii) all manufacturer warranties, if any, in favor of ________ in effect for the Bitcoin Mining Equipment.

NOW, THEREFORE, in consideration made pursuant to the Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser hereby transfers and assigns to ________ all of Purchaser’s right, title and interest in, to and under (i) the Bitcoin Mining Equipment and (ii) all manufacturer warranties, insurance policies, if any, in favor of ________ in effect for the Bitcoin Mining Equipment. Delivery of an executed counterpart of this Bill of Transfer by facsimile transmission or by electronic transmission in PDF format shall be as effective as delivery of a manually executed counterpart hereof. This Bill of Transfer shall be governed by and interpreted in accordance with the laws of Hong Kong.

Dated as of ________, 2021

By:
Title:

Schedule A

The following schedule sets forth all similar agreements the registrant entered into with each of the owners of the cryptocurrencies mining machines. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

Purchaser	Number of Class A Ordinary Shares	Total Price for the Cryptocurrencies Mining Machines	Execution Date
Zhifang Cai	7,042,950	US$2.6 million	February 8, 2021
Peng Chen	7,128,240	US$2.7 million	February 8, 2021
Sencheng Jin	7,042,770	US$2.6 million	February 8, 2021
Yadong Shao	1,951,380	US$0.7 million	February 8, 2021
Peng Yao	3,673,020	US$1.4 million	February 8, 2021